Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 16, 2015 (October 23, 2015 as to Notes 20 and 23), relating to the consolidated financial statements of Global Cash Access Holdings, Inc. (now known as Everi Holdings Inc.) and subsidiaries appearing in the Current Report on Form 8-K of Everi Holdings Inc. filed October 23, 2015, and of our report dated March 16, 2015 relating to the effectiveness of Global Cash Access Holdings, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Global Cash Access Holdings, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

October 23, 2015